EXHIBIT 10.2

April 30, 2004

David Carey

2524 Aspen Springs Rd

Park City, Utah

84060

Dear David,

We are pleased to confirm in writing the terms of your employment in the position of President & Chief Operating Officer with Entrust, Inc. (the “Company”), reporting to Bill Conner. Your salary on an annualized basis will be $280,000.00 US, which will be paid biweekly. Your salary and performance will be subject to review on an annual basis. The responsibilities of this position have been reviewed with you. However, should you have any questions, please contact Bill Conner at 972-713-5810.

You will be eligible to receive a one time $25,000.00 US signing bonus within your first 30 days of employment with the Company which was April 30, 2004 (“Commencement Date”); provided, however should you resign your employment with the Company at any time during the first twelve (12) months of employment for any reason, you will be required to pay on a pro-rated basis.

Additionally, you will be granted two awards of incentive stock options as follows: (i) an award of incentive stock options to purchase 250,000 shares of common stock of the Company (“First Grant”); and (ii) an award of incentive stock options to purchase 25,000 shares of common stock of the Company (the “Second Grant”). The strike price for both of these awards will be equal to the fair market value of the common stock at close of business on the Commencement Date, which was $4.50.

In respect of the First Grant, the vesting conditions that will be outlined in your Entrust Stock Option Agreement (that will be provided to you in due course) will include the following:

•	this option will become exercisable as to 25% of the original number of shares on the Commencement Date; and

•	this option will become exercisable as to an additional 1/24th of the remaining number of shares on that day of the month for each of the next 24 months thereafter.

In respect of the Second Grant, the vesting conditions that will be outlined in your Entrust Stock Option Agreement will include the following:

•	this option will become exercisable as to 50% of the original number of shares on the earlier of the following dates:

(i) the second anniversary of the grant date; and

(ii) the first day on which the closing price of the Company’s Common Stock on the Nasdaq National Market (“Nasdaq”), as reported by Nasdaq, is at least $15.00 per share for at least 50 out of 60 consecutive trading days, including the day of vesting (“Early Vest Date”).

•	this option will become exercisable as to an additional 50% of the original number of shares the earlier of the following dates:

(i) the fourth anniversary of the grant date; and

(ii) the Early Vest Date.

As an officer of the Company, both of the aforementioned grants will be subject to acceleration upon certain acquisition events as set forth in your Entrust Stock Option Agreement(s). These grants will also be subject to the terms of the Amended and Restated 1996 Stock Incentive plan that will also be provided to you in due course.

You are also eligible to participate in the company’s current Incentive Plan. Your annual incentive potential is up to 60% of base salary or $168,000.00 US at 100% achievement of individual management objectives and Company revenue targets, subject to review by the Compensation Committee of the Board of Directors. This potential is not a target. This incentive program is in the discretion of the Company and may be amended, reduced or discontinued at any time.

Your vacation is set at 20 business days per annum, which will accrue on a per pay period basis. All vacation benefits are subject to the Company’s Paid Time-Off Policy for North America, as amended from time to time by the Company, a copy of which is enclosed.

A summary of the benefit plan is enclosed. These benefits may be modified, reduced, or discontinued by the Company at any time.

We believe that your abilities and our needs are compatible and that your acceptance of this offer will prove mutually beneficial. However, it is understood and agreed that your employment is terminable at the will of either party and is not an employment agreement for a year or any other specified term. This means that your terms and conditions of employment, including but not limited to termination, demotion, promotion, transfer, compensation, benefits, duties and location of work may be changed with or without cause, for any or no reason, and with or without notice. Your status as an at-will employee cannot be changed by any statement, promise, policy, course of conduct, in writing or manual except through a written agreement signed by the CEO of the Company.

You will be eligible to the severance benefits set forth in the enclosed Executive Severance Agreement.

Entrust will cover your relocation expenses from Salt Lake City, Utah, to Addison, Texas, to a maximum re-imbursement of $10,000.00 US.

You are also required to sign and return the enclosed Confidentiality, Non-Solicitation, Non-Competition, and Code Of Conduct Agreement, a copy of which is enclosed with this letter.

Also, please assist the Company by completing the employment application (included in offer package) and providing documentation to establish your identity and eligibility for employment as required under the Immigration Reform and Control Act of 1986, which is required of all employees. Please review the enclosed “List of Acceptable Documents”, and provide the appropriate ones to Human Resources as soon as possible.

Please assist the Company by completing the pre-employment background investigation, which is required of all employees. The authorization form should be completed and faxed, as soon as possible, to OccuScreen at 877-464-5656. Upon your request, we will identify any consumer reporting agency involved in this process so that you may, if you wish, seek access to its records as provided under the relevant statute.

Finally, please also provide or confirm your social security number and date of birth. This will facilitate your enrollment on our payroll and employee benefit programs.

The laws of the State of the State of Texas shall govern the terms of this letter.

To confirm these terms governing your employment with the Company, please sign and return the original of this letter along with the following enclosed agreements:

•	Confidentiality, Non-Solicitation, Non-Competition, and Code Of Conduct Agreement; and

•	Executive Severance Agreement.

Otherwise, if you have any questions or concerns, please contact Jay Kendry at 972-713-5819 to discuss.

Sincerely,

/s/ Bill Conner

Bill Conner

Chairman of the Board and Chief Executive Officer of Entrust, Inc.

I have read, understood, and therefore, accept this offer of employment, as set forth above.

Signature: /s/ David Carey	Date:

SS#: :

Date of Birth:

Telephone:

Attachments:

Executive Severance Agreement.

Confidentiality, Non-Solicitation, Non-Competition, and Code Of Conduct Agreement

Background Information Authorization

Benefit Plan Summary

Code of Business Conduct

Policy on Information Security and Use of Corporate Systems

Entrust Information Classification and Use Policy

Harassment Policy

Entrust, Inc. Insider Trading & Securities Policy

I-9 Form (Employment Identification & Verification)

W-4 Form (U.S. Federal Tax Withholding)

Direct Deposit

Application Form

Paid Time-Off Policy for North America